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                                                                    Exhibit 23.2


                          CONSENT OF INDEPENDENT ACCOUNTANTS



    We consent to the incorporation by reference in post-effective amendment
No. 1 to registration statement on Form S-8 and S-3 (Registration No. 333-34687) of our report dated February 13, 1997, except for Notes 17 and 18, as to which the date is March 6, 1997 on our audits of the consolidated financial statements and financial statement schedules of CenterPoint Properties Corporation and Subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."



                                           COOPERS & LYBRAND L.L.P.

Chicago, Illinois
October 15, 1997